Exhibit 3.3

State of Delaware
Certificate of Merger of Foreign Corporation
into Domestic Limited Liability Company

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act.

First:  The name of the surviving Limited Liability Company is Ambulatory Resource Centres Investment Company, LLC, a Delaware Limited Liability Company.

Second:  The name of the foreign corporation being merged into this surviving Limited Liability Company is Ambulatory Resource Centres Investment Company, Inc. The jurisdiction in which the foreign corporation was formed is Washington.

Third:  The Agreement of Merger has been approved and executed by each of the constituent entities.

Fourth:  The name of the surviving Limited Liability Company is: Ambulatory Resource Centres Investment Company, LLC.

Fifth:  The merger is to become effective on December 31, 2007 at 11:59 p.m..

Sixth:  The Agreement of Merger is on file at 40 Burton Hills Boulevard, Suite 500 Nashville, TN 37215, a place of business of the surviving Limited Liability Company.

Seventh:  A copy of the Agreement of Merger will be furnished by the surviving Limited Liability Company, on request without cost, to any member or stockholder of the constituent entities.

IN WITNESS WHEREOF, said Limited Liability Company has caused this certificate to be signed by an authorized person, this 21st day of December, A.D. 2007.

By:	/s/ Teresa F. Sparks
Authorized Person

Name:	Teresa F. Sparks
Print or Type

ARTICLES OF MERGER

OF

AMBULATORY RESOURCE CENTRES INVESTMENT COMPANY, INC.

(a Washington corporation)

WITH AND INTO

AMBULATORY RESOURCE CENTRES INVESTMENT COMPANY, LLC
(a Delaware limited liability company)

Pursuant to Section 23B.11.080 of the Washington Business Corporation Act, Ambulatory Resource Centres Investment Company, Inc., a Washington corporation (“ARC Investment”), and Ambulatory Resource Centres Investment Company, LLC, a Delaware limited liability company (the “LLC”), hereby executes and submits for filing the following Articles of Merger:

1.         The Agreement and Plan of Merger is attached hereto as Exhibit A.

2.         The Agreement and Plan of Merger was duly approved by the board of directors and the sole shareholder of ARC Investment on December 21, 2007 pursuant to Section 23B.11.030. The Agreement and Plan of Merger was duly approved by the sole member of the LLC on December 21, 2007.

3.         This merger is permitted by the laws of Delaware under whose laws the LLC is formed, and the LLC has complied with such laws in effecting this merger.

4.         The LLC is deemed to appoint the Secretary of State as its agent for service of process in a proceeding to enforce any obligation or the rights of dissenting shareholders of each domestic corporation party to the merger.

5.         The LLC agrees to promptly pay to the dissenting shareholders of each domestic corporation party to the merger the amount, if any, to which they are entitled under Chapter 23B.13 of the Washington Business Corporation Act.

6.         The effective date of this merger is December 31, 2007 at 11:59 p.m.

Dated: December 21, 2007	AMBULATORY RESOURCE CENTRES INVESTMENT COMPANY, LLC, a Delaware limited liability company

	By:	SymbionARC Management Services Inc., its sole member

		By:	/s/ Teresa F. Sparks
Teresa F. Sparks, Vice President

EXHIBIT A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

MERGING

AMBULATORY RESOURCE CENTRES INVESMENT COMPANY, INC.

(a Washington corporation)

WITH AND INTO

AMBULATORY RESOURCE CENTRES INVESTMENT COMPANY, LLC
(a Delaware limited liability company)

WHEREAS, each of (1) the Board of Directors of Ambulatory Resource Centres Investment Company, Inc., a Washington corporation (“ARC Investment”), and (2) the sole member of Ambulatory Resource Centres Investment Company, LLC, a Delaware limited liability company (the “LLC”) have determined that it is advisable for ARC Investment to merge with and into the LLC upon the terms and conditions provided herein.

NOW THEREFORE, ARC Investment and the LLC hereby agree to merge into a single limited liability company as follows:

1.                          Constituent Corporation; Surviving Corporation. Pursuant to this Agreement of and Plan of Merger, ARC Investment shall be merged with and into the LLC, with the LLC being the “Surviving Corporation” (the “Merger”). The Surviving Corporation’s name shall be Ambulatory Resource Centres Investment Company, LLC.

2.                          Terms and Conditions of Merger. The LLC will cause a Certificate of Merger and any other required documents to be executed and filed with the Delaware Secretary of State. ARC Investment will cause Articles of Merger to be filed with the Washington Secretary of State. The Merger shall be effective as of 11:59 p.m. on December 31, 2007 (the “Effective Time”).

a.                         Continuation of the LLC. The name, identity, purpose, existence, rights, privileges, powers, franchises, properties and assets of the LLC shall continue unimpaired by the Merger.

b.                        Termination of Existence of ARC Washington. At the Effective Time, the separate existence of ARC Investment shall cease, and all rights, privileges, powers, franchises, properties, assets, duties, obligations and liabilities of ARC Investment shall be vested in the LLC, without any further act or deed, and shall be effectively the property of the LLC as they were of ARC Investment.

3.                          Organization of Surviving Corporation. The certificate of formation of the LLC shall be the certificate of formation of the Surviving Corporation, and the limited liability company agreement of the LLC shall be the limited liability company agreement of the Surviving Corporation (the “LLC Agreement”), at and after the Effective Time.

4.                          Cancellation of the Capital Stock of ARC Investment. At the Effective Time, each issued and outstanding share of capital stock of ARC Investment shall, by virtue of the Merger and without any action on the part of the holders thereof, shall cease to be outstanding and shall be cancelled

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without consideration. After the Effective Time, outstanding certificates of ARC Investment shall be surrendered to the sole member of the LLC.

5.                          Amendment or Abandonment. This Agreement and Plan of Merger may be amended or abandoned prior to the filing of the Articles of Merger only by a written agreement signed by the LLC and ARC Investment.

Dated: December 21, 2007

AMBULATORY RESOURCE CENTRES INVESTMENT COMPANY, INC, a Washington corporation

By:	/s/ Teresa F. Sparks
Teresa F. Sparks, its Vice President

AMBULATORY RESOURCE CENTRES INVESTMENT COMPANY, INC, a Delaware limited liability company

By:	/s/ Teresa F. Sparks
Teresa F. Sparks, its Vice President

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